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                                 [METLIFE LOGO]

                       Metropolitan Life Insurance Company
                  One Madison Avenue, New York, NY 10010 - 3690


                                   ENDORSEMENT

Subject to state approval, if the Income Annuity is purchased directly from MetLife the rate that applies also may be less than the maximum rate depending on the level of distribution assistance provided by your employer, association or group. The levels depend on various factors pertaining to the amount of access we are given to potential purchasers. The initial rate that applies is stated in your Income Annuity. We reserve the right to modify Income Annuity`s Separate Account charge if the level of distribution assistance is less than we anticipated.



                       Metropolitan Life Insurance Company



                                                    /s/ Gwenn L. Carr
                                                    Gwenn L. Carr
                                                    Vice-president and Secretary

Form G.20247-xxx